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                                                                    EXHIBIT 12.6

                          COMCAST MO OF DELAWARE, INC.
     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)
                                  (Unaudited)

     Comcast MO of Delaware, Inc.'s loss for the nine months ended September 30, 2002, the year ended December 31, 2001 and the period ended December 31, 2000 was inadequate to cover fixed charges in the amount of $4.1 billion, $1.0 billion and $.4 billion respectively. The period ended December 31, 2000 represents data from the date of acquisition of MediaOne of Delaware, Inc. by AT&T Corp. on June 15, 2000 through December 31, 2000.